Exhibit 21
SUBSIDIARIES OF DINE BRANDS GLOBAL, INC.
As of December 31, 2017

Name of Entity	State or Other Jurisdiction of Incorporation or Organization
Dine Brands Global, Inc.	DE
DineEquity International, Inc.	DE
International House of Pancakes, LLC	DE
III Industries of Canada, LTD.	Canada
IHOP of Canada ULC	Canada
IHOP TPGC, LLC	OH
IHOP SPV Guarantor, LLC	DE
IHOP Funding, LLC	DE
IHOP Restaurants, LLC	DE
IHOP Franchisor, LLC	DE
IHOP Property, LLC	DE
IHOP Leasing, LLC	DE
ACM Cards, Inc.	FL
Applebee's Brazil, LLC	KS
Applebee's Canada Corp.	Canada
Applebee's International, Inc.	DE
Applebee's Investments, LLC	KS
Applebee's Restaurantes De Mexico S.de R.L. de C.V.	Mexico
Applebee's UK, LLC	KS
Applebee's Restaurant Holdings, LLC	DE
Applebee's Restaurants Kansas, LLC	KS
Applebee's Restaurants Mid-Atlantic, LLC	DE
Applebee's Restaurants North, LLC	DE
Applebee's Restaurants Texas, LLC	TX
Applebee's Restaurants Vermont, Inc.	VT
Applebee's Restaurants West, LLC	DE
Applebee's Restaurants, Inc.	KS
Applebee's Services, Inc.	KS
Applebee's SPV Guarantor, LLC	DE
Applebee's Funding, LLC	DE
Applebee's Restaurants LLC	DE
Applebee's Franchisor LLC	DE
Gourmet Systems of Brazil, LLC	KS
Gourmet Systems of Massachusetts, LLC	MA
Gourmet Systems of New York, Inc.	NY
Gourmet Systems of Tennessee, Inc.	TN
Gourmet Systems USA, LLC	KS
Neighborhood Insurance, Inc.	VT
Shanghai Applebee's Restaurant Management Co. LTD.	Xuhui District, Puxi, China
DineEquity Foundation, Inc. (dba The Heidi Fund, Inc.)	KS
DineEquity Philippines Holdings, Inc.	Philippines